Exhibit 99.1

CARBON NATURAL GAS COMPANY ANNOUNCES $30 MILLION PRIVATE PLACEMENT OF SECURITIES AND COMPLETION OF ACQUISITION OF INTERSTATE NATURAL GAS COMPANY ASSETS

Denver, CO — June 30, 2011 — Carbon Natural Gas Company (OTCBB:CRBO) (“Carbon”) announced today that, on June 29, 2011, it closed a private placement for $30 million comprised of 44,444,444 shares of common stock, at $0.45 per share, and 100 shares of convertible preferred stock, at $100,000 per share.  The shares of convertible preferred stock will be automatically converted into 22,222,222 shares of common stock upon the effectiveness of an amendment to Carbon’s certificate of incorporation to increase its authorized shares of common stock.  The $30 million in gross proceeds from the offering is before the deduction of fees payable to the placement agents, representing five percent of gross proceeds, plus reimbursement of certain expenses and legal fees they incurred, as well as other fees and expenses incurred by the Company in connection with the private placement.

SunTrust Robinson Humphrey, Inc. and Carr Securities Corp. served as co-placement agents for the private placement.

The proceeds from the private placement have been used to complete Carbon’s acquisition of oil and gas properties from The Interstate Natural Gas Company LLC, which also closed on June 29, 2011.

Pursuant to an agreement with the investors, Carbon is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of Common Stock issued to the investors.

The securities sold in this private placement are restricted securities.

Carbon is an independent natural gas and oil company engaged in the acquisition, exploration, development and production of natural gas and oil properties located in the Appalachian and the Illinois Basin of the United States.  We focus on unconventional reservoirs, including fractured shale gas plays, tight gas sands and coalbed methane.  Our corporate headquarters are in Denver, Colorado and Catlettsburg, Kentucky.

Contacts

Carbon Natural Gas Company
Kevin Struzeski, 720-407-7043